ANNUAL REPORT
Chevy Chase Auto Receivables Trust 2001-1
$ 401,529,000.00 Auto Receivables Backed Certificates
For the Year Ended December 31, 2003




           PRINCIPAL    INTEREST      NET       NET        30 +      DELQ.
              DIST        DIST       LOSSES    LOSS %     DELQ.        %

          __________________________________________________________________
 Jan-2003   7,973,148     745,019     616,718    4.59%    7,856,112    4.87%
 Feb-2003   8,457,370     711,664     516,424    4.06%    6,240,279    4.09%
 Mar-2003   7,804,818     676,284     828,619    6.86%    5,831,594    4.02%
 Apr-2003   7,413,162     643,634     265,093    2.31%    5,699,213    4.14%
 May-2003   7,403,197     612,622     429,129    3.96%    5,976,484    4.59%
 Jun-2003   7,289,306     581,652     483,848    4.73%    6,038,452    4.92%
 Jul-2003   7,417,649     551,159     333,639    3.47%    5,641,696    4.89%
 Aug-2003   6,691,247     520,128     462,166    5.10%    5,791,922    5.33%
 Sep-2003   6,319,299     492,136     331,141    3.88%    5,768,484    5.63%
 Oct-2003   6,161,767     465,701     394,695    4.92%    6,351,816    6.60%
 Nov-2003   6,101,144     439,825     360,553    4.80%    5,916,512    6.56%
 Dec-2003   5,326,872     412,319     287,395    4.07%    6,291,361    7.42%

          _____________________________________
  Totals   84,358,980   6,852,144   5,309,420

  ** The date represents the month of the Distribution date, the information is from activity of the previous month.